FAB Universal Announces over 100% Increase in Advertising Revenue For Libsyn

Sees Continued Growth for Podcast Monetization

PITTSBURGH, PA – November 7, 2012 – FAB Universal (NYSE MKT: FU), a worldwide distributor of digital entertainment, today announced 2012 third quarter revenue growth of 186% over the third quarter of 2011 for its podcasting platform, Libsyn.

The Libsyn podcasting platform offers a suite of powerful monetization tools for publishers including a dynamic advertising and campaign management system (Alchemy) that targets the 25 million unique monthly audience members who download entertainment from the network. Advertising revenue grew 116% in the third quarter versus the second quarter of 2012. Advertising revenue is generated through the placement of third party podcast advertisements and producer-provided ads.  The Alchemy system dynamically stitches ads into the content and provides campaign management and reporting.  Revenues are generated through paid placement of podcast advertising from which the producers receive revenue sharing.

“It is very exciting to see a resurgence in podcast advertising, resulting from continued growth in podcast popularity.  Advertising was one of the early monetization options for producers and Libsyn has developed many tools specifically geared to help producers maximize their monetization opportunities via advertising,” said Chris Spencer, CEO, FAB Universal Corp. “We know that podcast advertising is successful and have worked with many different Advertising Agencies including Performance Bridge, with whom we have run various monthly ad campaigns each and every month over the last five years.  We now look forward to using our knowledge base and technology lead to expand our marketing channels in the US as well in our international franchises across China.”

Libsyn is very excited to announce a new advertiser, Ting.com, that is now working with podcasts on the Libsyn network.  Ting is a mobile phone service provider covering the U.S. market. “We find that the relationship between podcast hosts and their audience creates an ROI for our advertising spend that is second to none,” said Sean Hurley, Marketing Manager of Ting.  “There is a level of engagement between a podcaster and his audience that banner advertisements just can’t come anywhere close to replicating.”

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution. FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores, Retail Franchises and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries. Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones,

Androids and many other devices and destinations.  We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

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Art Batson

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